UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 23, 2020

AMERICAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55456 (Commission File Number)	46-3914127 (I.R.S. Employer Identification No.)

12115 Visionary Way, Suite 174, Fishers Indiana, 46038
(Address of principal executive offices)

(317) 855-9926
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 23, 2020, the Board of Directors (the “Board”) of American Resources Corporation (or the “Company”) appointed Gerardine Botte, Ph.D. to its Board of Directors. Dr. Botte will serve as an Independent Director and a member of the Board’s Audit and Compensation Committees.

Dr. Botte currently serves as a Professor and the Whitacre Department Chair in Chemical Engineering at Texas Tech University and is a recognized visionary in Electrochemical Science Dr. Botte has over 21 years of experience in the development of electrochemical processes and advanced water treatment. She has served in leadership roles for the Electrochemical Society and is currently the Chair of the Electrochemical Process Engineering and Technology Division of the International Society of Electrochemistry. Dr. Botte obtained her Ph.D. and M.E., both in Chemical Engineering, from the University of South Carolina, and received her B.S. in Chemical Engineering from Universidad de Carabobo (Venezuela).

Dr. Botte will participate in the Company’s standard independent director compensation program, as described in the Company’s annual statement filed with the Securities and Exchange Commission. There is no arrangement or understanding pursuant to which Dr. Botte was elected as a director, and there are no related party transactions between the Company and Dr. Botte that would require disclosure under Item 404(a) of Regulation S-K.

Additionally, effective November 23, 2020, Randal Stephenson transitioned from his role as Independent Director and Chairman of the Audit Committee to a new role as the inaugural member of the Company’s Strategic Advisory Board. The Strategic Advisory Board’s goal is to aid in the advancement of the Company’s operations to economically deliver raw materials products through leveraging expertise of diverse industry backgrounds, and to provide relationship support, industry support and overall guidance and insights into American Resources’ growth cycles of all three divisions. The Strategic Advisory Board function is an informal committee that will assist the Company in its overall development and growth as well as strengthening its specific industry footprints. In Mr. Stephenson’s replacement, Michael Layman, who has served as an Independent Director and member of the Audit Committee for American Resources Corporation, has been appointed to Chairman of the Audit Committee. Mr. Stephenson’s decision to transition to a new role on the Company’s Strategic Advisory Committee was not due to any disagreement with the Company, including with respect to any matter relating to the Company’s operations, policies or practices.

Furthermore, effective November 23, 2020, the five Directors and Mr. Stephenson each received compensation for their role on the Board of Directors or the Strategic Advisory Board for the calendar year 2021 the amount of 25,000 options each. The options have a strike price of $1.64 per share, the closing share price on November 23, 2020, are immediately issued and vested to each respective person, and have a seven-year term.

Lastly, effective November 23, 2020 the Company’s Board of Directors and Compensation Committee formalized employment agreements (the “Agreement(s)”) for the following officers: Mark C. Jensen, Chief Executive Officer, Thomas M. Sauve, President, and Kirk P. Taylor, Chief Financial Officer.

Upon entering into Agreements with Mr. Jensen, Mr. Sauve and Mr. Taylor, documenting their compensation and other terms and conditions of their employment, this Current Report on Form 8-K is being filed by the Company to disclose the material terms and conditions of the Agreements and the Agreements are being attached as Exhibits 1.1, 1.2 and 1.3 hereto and incorporated herein by reference.

Item 8.01. Other Events.

On November 24, 2020, American Resources Corporation issued a press release regarding the appointment of Gerardinbe Botte, Ph.D. to the Company’s Board of Directors as well as the formation of a joint venture between the Company’s wholly owned subsidiary, American Rare Earth LLC and Dr. Botte to develop and commercialize technologies for critical elements and graphene production from carbon-based deposits under the newly established and jointly controlled limited liability company, Advanced Carbon Materials LLC. In a separate press release, also issued on November 24, 2020, the Company announced that it will be presenting at the H.C. Wainwright Mining Conference on November 30, 2020 at 12:00 PM ET and will be available for one-on-one meetings with qualified members of the investment community who are registered to attend the virtual conference.

Also, on November 25, 2020, American Resources Corporation issued a press release regarding the formation of the Company’s Strategic Advisory Board. As such, Randal Stephenson, a valued member of the Company’s Board of Directors, will transition from his role on the Board of Directors to the founding member of the Strategic Advisory Board, an informal committee that will assist the Company in its overall development and growth as well as strengthening its specific industry footprints.

The information presented in Item 8.01 of this Current Report on Form 8-K and Exhibit 99.1, 99.2 and 99.3 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

The following exhibits are attached hereto and filed herewith.

ExhibitNo.	Description
1.1	Employment Agreement Between American Resources and Mark Jensen
1.2	Employment Agreement Between American Resources and Tom Sauve
1.3	Employment Agreement Between American Resources Kirk Taylor
99.1	Press Release Dated November 24, 2020
99.2	Press Release Dated November 24, 2020
99.3	Press Release Dated November 25, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: November 25, 2020	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer